Contact:	Arash A. Khazei Chief Financial Officer United PanAm Financial Corp. Tel: 949.224.1227 e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES
FOURTH QUARTER 2007 RESULTS

Irvine, California - January 29, 2008 - United PanAm Financial Corp. (Nasdaq: UPFC) today announced results for its fourth quarter and year ended December 31, 2007.

For the quarter ended December 31, 2007, UPFC reported income of $365,000 from continuing operations, compared to income of $1.8 million for the same period a year ago. Interest income increased 14.2% to $59.5 million for the quarter ended December 31, 2007 from $52.1 million for the same period a year ago. UPFC reported income of $0.02 per diluted share from continuing operations for the quarter ended December 31, 2007 compared to $0.10 per diluted share for the same period a year ago.

For the year ended December 31, 2007, UPFC reported income of $10.6 million from continuing operations, compared to income of $19.7 million for the same period a year ago. Interest income increased 17.5% to $229.5 million for the year ended December 31, 2007 from $195.3 million for the same period a year ago. UPFC reported income of $0.65 per diluted share from continuing operations for the year ended December 31, 2007 compared to $1.06 per diluted share for the same period a year ago.

UPFC purchased $106.0 million of automobile contracts during the fourth quarter of 2007, compared with $116.6 million during the same period a year ago, representing a 9.1% decrease. This decrease was the result of UPFC’s focus on tighter underwriting criteria and slower branch expansion in anticipation of a slowdown in the economy and potential for further employment contraction in 2008. Contracts outstanding totaled $926.4 million at December 31, 2007, compared with $813.5 million at December 31, 2006, representing a 13.9% increase. The increase was the result of additional automobile contracts purchased in existing and new markets during 2007.

In 2007, UPFC opened 15 new auto finance branches and closed 4 underperforming branches. In January 2008, UPFC closed an additional 6 branches. These closed branches represent less than 1% of the overall portfolio balance and will provide UPFC approximately $3.4 million in cost savings and improvement in operating leverage for 2008. The portfolio of these branches will continue to be serviced by other branches within the same market. The impairment charge for the costs associated with the closure of these branches did not have a material impact on UPFC’s financial statements.

The decrease in income from continuing operations for the quarter ended December 31, 2007 compared to the same period a year ago primarily reflects the following:

•	Interest income increased 14.2% to $59.5 million from $52.1 million due primarily to the increase in average loans of $128.2 million as a result of the purchase of additional automobile contracts.

•
Interest expense increased 25.5% to $12.8 million from $10.2 million primarily due to higher market interest rates, the growth in the loan portfolio, and the pay down of lower priced securitizations of prior years. As a result, net interest margin decreased from 80.4% for the quarter ended December 31, 2006 to 78.5% for the quarter ended December 31, 2007.

•
Provision for loan losses increased due to an increase in the annualized charge-off rate to 7.99% for the quarter ended December 31, 2007 from 6.91% for the same period a year ago and a larger loan portfolio. The two major factors that continue to impact our charge-off rate are increase in gasoline prices and increase in unemployment; primarily in key states such as California, Florida, Illinois and Michigan.

•
Non-interest expense increased to $25.2 million from $22.0 million during 2007 as branches require additional personal as they mature. Non-interest expense as a percentage of average loans, however, decreased to 10.67% from 10.75%.

On October 18, 2007, UPFC executed a twelve month extension of its existing $300 million warehouse facility with Deutsche Bank.

Securitizations

On November 8, 2007, the Company completed its 2007B securitization for $250 million. The securitization had three sequential pay tranches as follows: $58,000,000 Class A-1 4.98685%, $93,000,000 Class A-2 5.75%, and $99,000,000 Class A-3 6.15%. The following table lists each of UPFC’s securitizations as of December 31, 2007:

Issue Number	Issuance Date	Maturity Date(1)	Original Balance	Remaining Balance at December 31, 2007
	(Dollars in thousands)
2004A	September 22, 2004	September 2010	$420,000	$—
2005A	April 14, 2005	December 2010	$195,000	$29,713
2005B	November 10, 2005	August 2011	$225,000	$58,785
2006A	June 15, 2006	May 2012	$242,000	$100,796
2006B	December 14, 2006	August 2012	$250,000	$142,543
2007A	June 14, 2007	July 2013	$250,000	$193,103
2007B	November 8, 2007	July 2014	$250,000	$237,305
		Total	$1,832,000	$762,245

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(1) Contractual maturity of the last maturity class of notes issued by the related securitization owner trust.

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing, warehousing, securitizing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles. UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation, with branch offices in 39 states.

Forward Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives, intentions and projections. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “realize,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as our recent shift of the funding source of our business; our dependence on securitizations; our need for substantial liquidity to run our business; loans we made to credit-impaired borrowers; reliance on operational systems and controls and key employees; competitive pressures which we face; rapid growth of our business; fluctuations in market rates of interest; general economic conditions; the effects of accounting changes; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. UPFC undertakes no obligation to publicly update or revise any forward-looking statements.

# # #
Editors Note: Four pages of selected financial data follow.

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Financial Condition

	December 31, 2007	December 31, 2006
(Dollars in thousands)
Assets
Cash	$9,909	$8,389
Short term investments	7,332	19,905
Cash and cash equivalents	17,241	28,294
Restricted cash	73,633	67,987
Loans	882,651	774,075
Allowance for loan losses	(48,386)	(36,037)
Loans, net	834,265	738,038
Premises and equipment, net	6,799	5,034
Interest receivable	10,424	9,018
Other assets	34,819	31,118
Total assets	$977,181	$879,489

Liabilities and Shareholders’ Equity
Securitization notes payable	$762,245	$698,337
Warehouse line of credit	35,625	—
Accrued expenses and other liabilities	9,660	10,977
Junior subordinated debentures	10,310	10,310
Total liabilities	817,840	719,624

Preferred stock (no par value):
Authorized, 2,000,000 shares; no shares issued and outstanding at December 31, 2007 and 2006	—	—
Common stock (no par value):
Authorized, 30,000,000 shares; 15,737,399 and 16,713,838 shares issued and outstanding at December 31, 2007 and 2006, respectively	49,504	60,614
Retained earnings	109,837	99,251
Total shareholders’ equity	159,341	159,865

Total liabilities and shareholders’ equity	$977,181	$879,489

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Income

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Interest Income
Loans	$58,461	$51,157	$225,427	$192,156
Short term investments and restricted cash	992	969	4,031	3,114
Total interest income	59,453	52,126	229,458	195,270
Interest Expense
Securitization notes payable	10,799	7,416	38,721	26,954
Warehouse line of credit	1,758	2,576	7,682	8,007
Other interest expense	245	215	1,046	830
Total interest expense	12,802	10,207	47,449	35,791
Net interest income	46,651	41,919	182,009	159,479
Provision for loan losses	21,228	17,245	69,764	46,800
Net interest income after provision for loan losses	25,423	24,674	112,245	112,679

Non-interest Income
Redemption of preferred stock-investment in AirTime Technologies, Inc.	—	—	—	520
Other non-interest income	414	349	1,730	1,217
Total non-interest income	414	349	1,730	1,737

Non-interest Expense
Compensation and benefits	16,182	14,064	62,169	51,905
Occupancy	2,518	1,995	9,336	7,360
Other non-interest expense	6,542	5,901	25,201	21,844
Total non-interest expense	25,242	21,960	96,706	81,109

Income from continuing operations before income taxes	595	3,063	17,269	33,307
Income taxes	230	1,303	6,683	13,562
Income from continuing operations	365	1,760	10,586	19,745
Loss from discontinued operations, net of tax	—	8	—	(676)
Net income	$365	$1,768	$10,586	$19,069
Earnings (loss) per share-basic:
Continuing operations	$0.02	$0.11	$0.66	$1.13
Discontinued operations	—	—	—	(0.04)
Net income	$0.02	$0.11	$0.66	$1.09
Weighted average basic shares outstanding	15,734	16,771	15,926	17,444
Earnings (loss) per share-diluted:
Continuing operations	$0.02	$0.10	$0.65	$1.06
Discontinued operations	—	—	—	(0.04)
Net income	$0.02	$0.10	$0.65	$1.02
Weighted average diluted shares outstanding	15,927	17,378	16,357	18,699

United PanAm Financial Corp. and Subsidiaries
Consolidated Statement of Changes in Shareholders’ Equity

	Number of Shares	Common Stock	Retained Earnings	Total Shareholders’ Equity
	(Dollars in thousands)
Balance, December 31, 2006	16,713,838	$60,614	$99,251	$159,865
Net income	—	—	10,586	10,586
Exercise of stock options, net	36,774	166	—	166
Tax effect of exercised stock options	—	112	—	112
Repurchase of common stock	(1,013,213)	(13,188)	—	(13,188)
Stock-based compensation expense	—	1,800	—	1,800

Balance, December 31, 2007	15,737,399	$49,504	$109,837	$159,341

United PanAm Financial Corp. and Subsidiaries
Selected Financial Data

(Dollars in thousands)	At or For the Three Months Ended				At or For the Twelve Months Ended
	December 31, 2007		December 31, 2006		December 31, 2007		December 31, 2006

Operating Data
Contracts purchased	$106,026		$116,637		$590,767		$550,563
Contracts outstanding	$926,350		$813,524		$926,350		$813,524
Unearned acquisition discounts	$(43,699)		$(39,449)		$(43,699)		$(39,449)
Average loan balance	$938,421		$810,229		$898,851		$755,881
Unearned acquisition discounts to gross loans	4.72%		4.85%		4.72%		4.85%
Average percentage rate to borrowers	22.64%		22.66%		22.64%		22.66%

Adjusted EBITDA (1)
Income from continuing operations	$365		$1,760		$10,586		$19,745
Add interest expense	12,802		10,207		47,449		35,791
Add income taxes	230		1,303		6,683		13,562
Add depreciation and amortization	606		560		2,385		1,963
Add option expense	400		720		1,800		2,474
Add provision for loan losses	21,228		17,245		69,764		46,800
Subtract charge-offs	18,892		14,113		57,415		39,873
Adjusted EBITDA	$16,739		$17,682		$81,252		$80,462

Loan Quality Data
Allowance for loan losses	$(48,386)		$(36,037)		$(48,386)		$(36,037)
Allowance for loan losses to gross loans net of unearned acquisition discounts	5.48%		4.66%		5.48%		4.66%
Delinquencies (% of net contracts) 31-60 days 61-90 days 90+ days	0.78 0.30 0.16	% % %	0.60 0.21 0.12	% % %	0.78 0.30 0.16	% % %	0.60 0.21 0.12	% % %
Total	1.24%		0.93%		1.24%		0.93%
Repossessions over 30 days past due (% of net contracts)	0.89%		0.56%		0.89%		0.56%
Annualized net charge-offs to average loans (2)	7.99%		6.91%		6.39%		5.22%

Other Data
Number of branches	142		131		142		131
Number of employees	1,147		954		1,147		954
Interest income	$59,453		$52,126		$229,458		$195,270
Interest expense	$12,802		$10,207		$47,449		$35,791
Interest margin	$46,651		$41,919		$182,009		$159,479
Net interest margin as a percentage of interest income	78.47%		80.42%		79.32%		81.67%
Net interest margin as a percentage of average loans (2)	19.72%		20.53%		20.25%		21.10%
Non-interest expense to average loans (2)	10.67%		10.75%		10.76%		10.73%
Return on average assets from continuing operations (2)	0.15%		0.81%		1.11%		2.44%
Return on average shareholders’ equity (2)	0.91%		4.37%		6.74%		12.44%
Consolidated capital to assets ratio	16.31%		18.18%		16.31%		18.18%
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(1) Adjusted EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. In addition, it is adjusted to exclude certain non-cash items such as provision expense and option expense but includes actual credit losses. Adjusted EBITDA is used by management to evaluate the operating performance of our businesses for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash items. Management compensates for this limitation by using GAAP financial measures as well in managing our businesses.

(2) Quarterly information is annualized for comparability with full year information.